Exhibit 99

PALATIN TECHNOLOGIES RESPONDS TO
COMPETITIVE TECHNOLOGIES’ DEMAND FOR ARBITRATION

CRANBURY, NJ – October 28, 2004 – Palatin Technologies, Inc. (AMEX: PTN) today issued a response to an announcement earlier today by Competitive Technologies, Inc. (AMEX: CTT) (“CTT”) that CTT is demanding arbitration with Palatin for material breach of the terms of its license agreement. This license agreement is for certain technology related to PT-141, Palatin’s therapeutic drug candidate for the treatment of both male and female sexual dysfunction.

Palatin acknowledges it has received a letter demanding arbitration from CTT and that a dispute exists between CTT and Palatin concerning the interpretation of this license agreement relating to amounts that may be owed to CTT thereunder. The license agreement provides for binding arbitration as the remedy for dispute resolution. Palatin does not believe that this matter has any potential material impact on Palatin’s strategic collaboration with King Pharmaceuticals to jointly develop and commercialize PT-141 or on any of its intellectual property rights regarding PT-141. Palatin disputes CTT’s assertions, including that Palatin committed a “deliberate and conscious breach” of the license agreement and that $4 million may be owed. Palatin asserts that there is no breach to the license agreement and that any amounts owed would be substantially and materially less than $4 million. Palatin intends to defend itself vigorously in the arbitration and assert all rights accorded it under the license agreement and at law. Additionally, the portion of CTT’s announcement relating to the purported inconsistency of Palatin’s SEC filings is materially misleading and Palatin intends to explore all other remedies available to it.

About Palatin Technologies, Inc.
Palatin Technologies, Inc. (AMEX: PTN) is a biopharmaceutical company focused on discovering and developing melanocortin (MC)-based therapeutics. NeutroSpec™, the Company’s proprietary radiolabeled monoclonal antibody product for imaging and diagnosing infections, has been approved by the FDA as an imaging agent for the diagnosis of equivocal appendicitis. NeutroSpec™ is marketed and distributed by Palatin’s strategic collaboration partner, Mallinckrodt Imaging, a business unit of Tyco Healthcare. The Company is currently conducting clinical trials with its lead drug PT-141, an MC receptor agonist, for the treatment of male and female sexual dysfunction. Palatin’s patented drug discovery platform, MIDASTM, streamlines the drug design process with an efficient approach to identify lead compounds from protein targets for drugs. For further information, visit the Palatin web site at www.palatin.com.

Statements about the Company’s future expectations, including development and regulatory plans, and all other statements in this document other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.Palatin’s actual results may differ materially from its historical results of operations and those discussed in the forward-looking statements for various reasons, including, but not limited to the Company’s ability to carry out its business plan, successful development and commercial acceptance of its products, ability to fund development of technology, the risk that products may not result from development activities, protection of its intellectual property, ability to establish and successfully complete clinical trials for product approval, need for regulatory approvals, dependence on its partners for development of certain projects, and other factors discussed in the Company’s periodic filings with the Securities and Exchange Commission. The Company is not responsible for events not updated after the date on this press release.